Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO NAMES CHRIS TUCKER AS CHIEF FINANCIAL OFFICER

- Gary E. Muenster Previously Announced Plans to Retire in 2021 -

ST. LOUIS, April 5, 2021 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today announced that Christopher (Chris) L. Tucker has been named Senior Vice President and Chief Financial Officer, effective April 19, 2021. Mr. Tucker succeeds Gary E. Muenster who, on December 7, 2020 announced his plans to retire after 31 successful years with the Company, with the past 18 years serving as CFO.

After Mr. Tucker’s start date, Mr. Muenster will remain as a strategic advisor supporting the executive management team and Board of Directors during the transition and until the onboarding process is complete.

Mr. Tucker worked at Emerson (NYSE: EMR) for the past 24 years most recently serving as Vice President and Chief Financial Officer of Emerson’s Commercial & Residential Solutions (C&R) reporting segment which consists of 11 business units generating approximately $6 billion in annual revenue. As CFO of the C&R segment, Mr. Tucker partnered with business unit leaders to drive substantial increases in shareholder value, largely through financial and operational improvement initiatives. He has a proven track record of driving financial results, which has earned him a long and successful career with roles of increasing responsibility during his career.

Vic Richey, Chairman and Chief Executive Officer, commented, “As ESCO focuses on our next chapter of profitable growth, I’m excited to welcome Chris to our executive leadership team. We are committed to advancing our long-term strategic priorities of accelerating organic growth, supplemented through acquisitions. Chris’ deep manufacturing and operational experience and proven financial leadership will make him an excellent business partner helping to execute our strategy and achieve our goals.

“Prior to his most recent assignment Chris was the VP & CFO of Emerson Climate & Technologies, a $3.5B reporting segment. Chris also has significant international experience after working in Hong Kong serving as CFO for an $800 million operating unit of Emerson. He is comfortable and experienced operating in a lean environment and has direct experience leading and managing all relevant financial disciplines, including financial planning and analysis, treasury, mergers and acquisitions, acquisition integration, global supply chain management, capital budgeting, and capital allocation. The fact that ESCO is still utilizing many of the planning, operational and management review processes we inherited from Emerson many years ago, will facilitate Chris’ integration into our financial and organizational systems.

“Additionally, I’m pleased to report that Chris previously served as Director of Investor Relations reporting to Emerson’s CEO, where he created quarterly earnings releases, annual reports, shareholder meetings, investor days, and presentations at sell-side conferences. This deep investor-facing experience satisfies one of the key attributes we were looking for to complement and continue Gary’s deep knowledge and skill set in managing the important role of effectively communicating with our shareholders.”

Mr. Richey concluded, “On behalf of the Board of Directors and the entire organization, I want to thank Gary for his exceptional leadership and dedication to ESCO during his 30-plus years of service. And for the past 18 years, I personally want to thank him for being an incredible partner supporting me as CEO.

Mr. Muenster commented, “It has been a pleasure to participate in ESCO’s incredibly successful journey. I truly value and appreciate the extensive relationships that I’ve developed over my career, especially with our very talented Finance teams, our subsidiary operating personnel, our Board of Directors, and the investment community.

“ESCO’s future is secure and in good hands given our deep and solid leadership teams across the entire organization. As ESCO continues its run of success, I’m confident the company is well-positioned financially and I’m ready to pass the torch to Chris as he becomes a part of ESCO’s next generation of leadership.”

Mr. Tucker, currently a St. Louis resident, holds a Bachelor of Science in Accounting degree from the University of Missouri – Columbia, and a Master of Business Administration from the Olin School of Business at Washington University in St. Louis.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.